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                                                                   EXHIBIT 10.35



                    JOINT PROJECT AGREEMENT FOR TV ANIMATION,
                            "RAGNAROK THE ANIMATION"

In respect of the joint performance of the business (hereinafter the "Project") related to the production, broadcasting and the secondary use of the TV animation product described below (hereinafter the "Product") by an enterprise which will be a voluntary partnership under the civil law of, and registered in, Japan and the Republic of Korea (hereinafter, "Korea"), RO Production Ltd., a Japanese limited liability company (hereinafter "A"), GDH Co., Ltd. (hereinafter "B"), Amuse Soft Entertainment Co., Ltd. (hereinafter "C"), TV Tokyo Medianet Co., Ltd. (hereinafter "D") and GNG Entertainment Inc., a registered Korean corporation (hereinafter "E"), enter into this Agreement on the following terms and conditions:


Article 1 (Overview of the Product)
   The Product can be summarized as follows:
1. Name of Product: "RAGNAROK THE ANIMATION"
2. Type: Standard size NTSC, approximately 25 minutes, total 26 episodes
3. Original Copyright Holder: Gravity Corp. & Lee Myoungjin (studio DTDS)
4. Representative of the Copyright: RO Production Ltd.
5. Period: Japan - April 2004 to September 2004; Korea - October 2004 to December 2004 (Scheduled)

Article 2 (Purpose)

1. "A", "B", "C", "D" and "E" (hereinafter the "Five Parties") shall jointly produce the Product based on the terms of this Agreement. "A", as the representative of the Five Parties, in the process of entering into a Use Agreement with the original copyright holders (hereinafter, "Original Copyright Agreement").

2. Based on the Original Copyright Agreement, the Five Parties are entering into this Agreement to form the Ragnarok the Animation Production Committee (hereinafter the "Committee"), a voluntary partnership under the civil law which will have "A" as its representative.
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3. The Five Parties, based on the Original Copyright Agreement, shall jointly produce the Product, and share the copyright, ownership and operation right to the Product in Japan and across the world. The Five Parties shall also have the right to share profits from the secondary use of the Product.

      In the interest of maximizing profits, the Five Parties shall jointly have the right to operate the Product. The Five Parties shall pursue this Project by fully cooperating for the benefit of the Committee.

Article 3 (Scope of Permission by Original Copyright Holder)

The original copyright holders, GRAVITY Corp. & LeeMyoungJin (studio DTDS) of Korea, has granted RO Production Ltd. the permission to use the original product as described below on the condition that (i) the Committee clearly acknowledges that Ragnarok the Animation, which shall be produced and broadcast by the Committee, is a derivative product based on the fame of, and being produced using the characters of, Ragnarok, the MMORPG which is being serviced overseas including Japan and (ii) the Committee will make efforts not to infringe upon the rights of the original copyrights holders unless otherwise permitted, and further subject to the following conditions:

1. Name of Product: "RAGNAROK THE ANIMATION"

   Type: Standard size NTSC, approximately 25 minutes, total 26 episodes

   Scope: TV broadcasting rights, program sales right, Internet transmission right, the right to program videos for sale, the right to program videos for rental, the right to show in cinemas, merchandising rights, publication rights

2. The Five Parties other than "A" hereby acknowledge that the following infringes upon the original copyright holders' copyrights and business domain and represent and warrant that they will not exercise any of their right with respect thereto:

      1) Production and distribution of a game derived from "RAGNAROK THE ANIMATION"; and
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      2) Any business using characters or similar characters that appear on
      Ragnarok Online other than the characters that appear on "RAGNAROK THE ANIMATION".

3. The following will proceed only after obtaining consent of RO Production Ltd.

      - Any business using the originally produced characters (other than similar or modified characters) from "RAGNAROK THE ANIMATION," provided that a business using the characters or similar characters that appear on Ragnarok Online may conducted only to the extent that it has obtained the prior consent of the original copyright holders and such business does not infringe upon the rights of the original copyright holders.

4. The original author and "A" may produce a new animation product (hereinafter a "New Animation") by using the original work, the "Ragnarok Online" game, provided that they shall efforts not to create confusion with respect to the exercise of copyrights over such product. The Five Companies excluding "A" shall not raise any objection against the original author and "A" as to the New Animation, except for the copyrights over such product.

Article 4 (Definition of Secondary Use)

The rights related to the secondary use of the Product in Japan and Korea shall be defined as follows:

(1) TV broadcasting right in Japan and Korea:
The right to broadcast the Product in Japan or Korea using land-based stations (VHF, UHF), satellites including BS or CS, cable, pay-per-view simultaneous retransmission or other methods to be developed in the future. The broadcasting area and types such as analog and digital shall not matter.

(2) Program sales right in Japan and Korea:
The right to permit secondary use of the television broadcasting rights to broadcasting service provider(s), etc. in Japan or Korea.

(3) Internet transmission right in Japan and Korea:
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The right to transmit the Product automatically via Internet servers, etc., regardless of whether wired or wireless, in response to the request from the public in Japan or Korea (excluding general or cable broadcasting, but including the right to transmit automatically on air or to enable such transmission). Territorial division of the rights shall be made based on the language used in the transmission.

(4) Merchandising right:
The right to use the title, names, shape and voice of characters for products, promotional activities and services including the right to grant such right to a third party in either Japan or Korea, on the basis of the copyright, neighboring copyright, or industrial property right related to this Product; but this right does not include merchandising right related to the Internet transmission right and the video programming right.

(5) The right to program videos for sale in Japan and Korea:
The right to produce for sale a video cassette, video disc (laser disc, and the optical disc of the same size including video CD), DVD, CD-ROM and other media for fixing and playing sound and image for the purposes of replay and watching only, including the exclusive right to copy and distribute them for sale in Japan or Korea, or grant such right to a third party.

(6) The right to program videos for rental in Japan and Korea:
The right to produce for rental for private viewing in a private space a video cassette, video disc (laser disc, and the optical disc of the same size including video CD), DVD, CD-ROM and other media for fixing and playing sound and image for the purposes of replay and watching only, including the right to copy and distribute them for sale in Japan or Korea.

(7) The right to show in cinemas in Japan and Korea:
The right to play the Product in theater or other place in Japan or Korea, or grant such right to a third party.

(8) Right to grant use in certain overseas areas in Japan and Korea:
The right to hold and grant to a third party the right to the secondary use of the Product, the TV broadcasting right (including hourly viewing charge and on-demand viewing), video programming right (for either sale or rental), the right to show in cinemas, the publication right, etc. The right to hold such right shall be limited depending on the
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specific region. The foregoing is subject to the condition that the merchandising right shall not be subsumed under the right referred in this paragraph, and the use of audiovisual materials in special circumstances such as an airplane or vessel shall be excluded from the scope of the right referred in this paragraph.

As for the automatic air transmission right and transmission implementation right (using the Internet, mobile phone, etc.), the parties shall consult with the applicable rights holder and execute a memorandum of understanding.

(9) Publishing rights in Japan and Korea:

The right to print or otherwise copy the story or characters of the Product on books, documents or drawings mechanically, chemically or otherwise and publish and distribute such copies as periodicals in Japan or Korea, including the right to grant such right to a third party.

Article 5 (Duties and Responsibilities as Business Partners)

      To achieve the goals stated in Article 2 above, the Five Parties hereby divide their duties and responsibilities as follows:

"A"

      1. Permission to use the original work: "A" shall enter into the Original Copyright Agreement as the representative of the Five Parties so as to enable animation.

      2. Duties as Coordinator: "A" shall work as a coordinator for the Five Parties. Its duties as such shall include adjusting the rights of the Committee, managing payables and receivables and facilitating communication among the Five Parties.

      3. Production: "A" shall collect the production costs pursuant to Article 6 or 7 and delegate the production of the Product to a production agency or a third party.

      4. Merchandising right: In exercise of the merchandising rights with respect to the Product, "A" shall directly produce and sell products or serve as a facilitator with respect to such activities. The merchandising right may be granted to a third
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      party regardless of the territory.

      5. Right to grant use overseas: "A" shall re-grant the right to the Product in specific areas designated by the Committee and serve as a facilitator with respect to such activities.

      6. Internet transmission right in Japan: "A" shall have the right to transmit the Product through the Internet from any terminal such as a mobile terminal or PC, and implement development thereof, or may serve as a facilitator with respect to sub-licensing such rights.

      7. Right to play in cinemas: "A" shall have the right to play the Product in cinemas either in Japan or Korea, and serve as a facilitator in such business, provided that it will obtain approval from the Committee as to distributors responsible for showing the movies

      8. Publication right: "A" shall exercise the publication right of the Product and serve as a facilitator in re-granting the right to publish and distribute the publications to a third party.

      9. Payment of production cost: "A" shall be responsible for the portion of the production cost allocable to "A" pursuant to Article 6.

"B"

      1. Production: "B" shall be responsible for planning, development and quality control with respect to the production of the animation of the Product (the "Task").

      2. Right to grant use overseas: "B" shall exercise the right to re-grant the right of the Product in specific areas specified by the Committee and serve as a facilitator with respect to such business.

      3. Payment of production cost: "B" shall be responsible for the portion of the production cost allocable to "B" pursuant to Article 6.

"C"

      1. The right to program videos for sale in Japan: "C" shall exercise the exclusive
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      right to program videos, launch and sell the Product in Japan, and copy and distribute the videos directly or entrust such business to a third party.

      2. The right to program videos for sale in Japan: "C" shall exercise the exclusive right to program videos for rental in Japan, and copy and distribute the video program for rental directly or entrust such business to a third party.

      3. Payment of production cost: "C" shall be responsible for the portion of the production cost allocable to "C" pursuant to Article 6.

"D"

      1. TV broadcasting right in Japan: "D" shall exercise the TV broadcasting right in Japan, and perform a coordination and management role so that the Product may be broadcast via the land-based broadcaster, TV Tokyo, and facilitate communication among the Five Parties.

      2. Program sales right in Japan: "D" shall exercise the right to sell the program of the Product in Japan, and serve as a facilitator with respect to such business. "D" may entrust this program sales right in Japan to a third party.

      3. The right to grant use overseas": "D" shall exercise the right to grant the right to use the Product in a specific area specified by the Committee, and serve as a facilitator with respect to such business.

      4. Production: "D" shall produce the animation of the Product, and hereby accepts the entrustment of such production from the Committee.

      5. Payment of production cost: "D" shall be responsible for the portion of the production cost allocable to "D" pursuant to Article 6.

"E"

      1. Production: "E" shall fulfill its production responsibilities with respect to producing animation of the Product.

      2. TV broadcasting right in Korea: "E" shall exercise the TV broadcasting right in Korea, and perform a coordination and management role so that the Product may
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      be broadcast via a land-based broadcaster, and facilitate communication among the Five Parties.

      3. Program sales right in Korea: "E" shall exercise the right to sell the program of the Product in Korea, and serve as a facilitator with respect to such business. "E" may entrust this program sales right in Korea to a third party.

      4. Merchandising right in Korea: In exercise of the merchandising rights with respect to the Product, "E" shall directly produce and sell products or serve as a facilitator with respect to such activities. The merchandising right may be granted to a third party regardless of the territory.

      5. Internet transmission right in Korea: "E" shall have the right to transmit the Product through the Internet from any terminal such as a mobile terminal or PC, and implement development thereof, or may serve as a facilitator with respect to sub-licensing such rights.

      6. The right to program videos for sale in Korea: "E" shall exercise the exclusive right to program videos, launch and sell the Product in Japan, and copy and distribute the videos directly or entrust such business to a third party.

      7. The right to program videos for sale in Korea: "E" shall exercise the exclusive right to program videos for rental in Korea, and copy and distribute the video program for rental directly or entrust such business to a third party.

      8. Payment of production cost: "E" shall be responsible for the portion of the production cost allocable to "E" pursuant to Article 6.

The details of the division of tasks among the Five Parties as set forth in this Article, the management and exercise of all rights hereunder, and the exercise of rights as to secondary use that are not specified in this Article shall be determined by consultation among the Five Parties and be set forth in separate agreements. In addition, any details regarding the commission for services as a facilitator and allocation of stamp taxes shall also be determined by separate memoranda of understanding.

Article 6 (Production Cost, etc.)
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1. The total production cost of the Product shall be 390,000,000 Yen (15,000,000
Yen per episode times 26 episodes).

2. The respective contributions by the Five Parties to the total production costs (excluding consumption tax) shall be as follows. No party may request a refund of any investment made by such party for any reason.

Investment by "A"         117,000,000 Yen         (contribution ratio 30%)
Investment by "B"         52,000,000 Yen          (contribution ratio 13.33%)
Investment by "C"         52,000,000 Yen          (contribution ratio 13.33%)
Investment by "D"         52,000,000 Yen          (contribution ratio 13.33%)
Investment by "E"         117,000,000 Yen         (contribution ratio 30%)

3. Each party shall pay the amount specified above to the Committee. If, however, a party collects money from third parties to pay for the contributions hereunder, the Five Parties shall seek adjustment by consultation.

4. The production cost shall be within the amount specified in this Article, provided that if additional costs are required, such adjustment shall be made by a separate written agreement at the Committee.

Article 7 (Payment of the Product Cost)

1. The four parties other than "A" shall add consumption tax to their respective investment amounts and pay such sums to "A" according to the schedule specified in the "Memorandum of Understanding on Payment for Joint Production of TV Animation Movie RAGNAROK THE ANIMATION" dated March 1, 2003 among the Five Parties.

2. "A", as the project coordinator for the Animation, shall manage the contribution amounts with the duty of care applicable to a faithful custodian. "A" shall also responsibly manage production costs, which shall be the sum of the contributions made by the other four parties and the contribution payable by "A". "A"'s contribution to the productions costs for the Committee shall paid according to the schedule set forth in said memorandum of understanding.
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3. "B", "C", "D" and "E" shall make the payments described in paragraph 1 of this Article in cash to the bank account designated by "A" and specified below, and "A" approves such method of payment. Each party shall pay for any fees related to remittance. If a payment date falls on a holiday of a financial institution, payment shall be made on the next business day.

      Name of Bank:  Sumitomo Mitsui Banking Corporation
                     Shinjuku West Exit Branch
      Account Number:  Regular 8722621
      Account Name:  Executive Representative and Executor
                     Animation Production Committee
                     (RO Production Ltd.)

Article 8 (Allocation of Profit, Etc.)

The Five Parties shall jointly hold the right of profit sharing according to the contribution ratio stated in Article 6. In addition, the method of sharing profits resulting from the exercise of the various rights appurtenant to the Product shall be determined in a separate memorandum of understanding.

Article 9 (No Assignment)

None of the Five Parties may assign the rights hereunder to a third party without prior consent from other parties, or provide such right as security interest for its obligations.

Article 10 (Production)

1. The Committee hereby entrusts the task of producing the Product (hereinafter, "Production Task") to "D", and "D" hereby accepts such entrustment.

2. The Five Parties acknowledge and agree that the production of the theme songs, insertion songs and accompanying music shall be produced by Frontier Works, a third party, at its risk and liability, is pursuant to an agreement at the Committee.

3. "A", as the coordinator, shall supervise "D" and the production of the Production and confirm that "D" has competed the Product and delivered it as a cinematic product.
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Article 11 (Management and Storage of the Master Tape and the Master Data)

The Five Parties shall have the exclusive right to use the cinematic materials, master tape (completed original) of the Product, and all the other materials generated in the course of producing the Product (hereinafter, "Related Materials") for the operation of the Project; and "A" shall store and manage the master tape and the Related Materials of the Product for domestic and overseas use.

Article 12 (Display of Copyright)
In principle, the copyrights to the Product shall be displayed as follows:
If in Japanese: (C) 2004 RO Production/RAGNAROK THE ANIMATION
If in English: (C) 2004 RO Production/RAGNAROK THE ANIMATION Partners
If abbreviated: (C) ROP/RTA

Article 13 (Termination of Agreement)

   I. If one of the Five Parties (hereinafter a "Defaulting Party") is responsible for one of the following, the other parties except for the Defaulting Party (hereinafter, "Other Parties") may cancel this Agreement and the memorandums related thereto according to the following procedures:

      1. If the Defaulting Party breaches this Agreement, memoranda related hereto or other agreements, or is negligent in carrying out the duties stated therein, each of the Other Parties has requested the performance of duties hereunder by the Defaulting Party within a substantial period of time, and the Defaulting Party does not perform its obligations hereunder within the given time, the Other Parties may terminate this Agreement and all memoranda related thereto In such event, the party exercising its right of termination hereunder must obtain the prior approval of all the Other Parties, and the termination of this Agreement shall apply to the four parties.

      2. If the Defaulting Party becomes subject to one of the following, the Other Parties may, after consultation among such parties, terminate this Agreement without further notice or demand:

         a. Transaction suspension by a bill clearinghouse; delinquency in payment
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            of taxes and dues; or an actual or potential event of default;

         b. Suspension of payment, insolvency or an excess of assets over liability, or voluntary or involuntary commencement of proceedings or composition, bankruptcy corporate restructuring or reorganization;

         c. Liquidation other than by merger; and

         d. If the Defaulting Party is prevented from performing, or is unlikely to perform its obligations due to the suspension of business as required under law, unstable credit or other reasons.

  II. If this Agreement is terminated with respect to the Defaulting Party due to the reasons specified above, all of the Defaulting Party's rights to the Product shall automatically be transferred to the Other Parties, and the Other Parties shall manage and exercise the rights of the Defaulting Party via allocation of duties through consultation. The Defaulting Party shall cooperate with the Other Parties for smooth transfer of such rights.

 III. The termination of this Agreement pursuant to paragraph 1 of this Article does not interfere with the Other Parties' claim for damages against the Defaulting Party.

  IV. In the event of any actual or potential termination of any agreements with the Defaulting Party, the Other Parties may take the following actions after consultation if they view that there is a justifiable reason or in consideration of the relationship with the Defaulting Party

      1. Suspend the termination of the agreements with the Defaulting Party, or

      2. Purchase the Defaulting Party's right to the Product at a reasonable price.

Article 14 (Term of Agreement)
      This Agreement shall be retroactively effective from April 1, 2004 and to the expiration date of the copyright of the Product.

Article 15 (Force Majeure)
If one of the Five Parties cannot perform its obligations in whole or in part due to a force majeure event such as war, riot, blockade, eminent domain or other reasons
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beyond such party's control, such party shall be held harmless from the damages caused by its non-performance to the extent of such force majeure event. In such event, such party shall give prompt notice to the other parties and give consultation in good faith so as to minimize the adverse effect on any party. Such party shall make efforts to perform its obligations as soon as practicable.

Article 16 (Amendment and Modification)
Unless Article 13 applies, this Agreement may not be amended or modified without the written consent of the Five Parties.

Article 17 (Governing Law)
This agreement shall be government by the law of Japan.

Article 18 (Confidentiality)
The Five Parties shall not disclose to a third party the content of this Agreement or any confidential information relating to any other parties hereto or their businesses obtained in connection with this Agreement. This provision shall survive the termination or expiration of this Agreement.

Article 19 (Consultation and Cooperation)
The Five Parties shall carry out the provisions of this Agreement in good faith. Matters not specified herein and disagreements over the interpretation of the terms hereunder shall be resolved by good-faith consultation.

Article 20 (Jurisdiction)
All litigation relating to this Agreement shall be adjudicated by the Tokyo district court.

IN WITNESS WHEREOF, five originals of this Agreement shall be made in Japanese language, and each of the Five Parties shall keep one copy after signing and affixing a seal on such original.

October 1, 2004

                    "A"   3-3-2 Kasumigaseki, Chiyoda-ku, Tokyo
                          RO Production Ltd.
                          Representative Director Jung Ryool Kim
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                    "B"   4-33-4 Nishishinjuku, Shinjuku-ku, Tokyo
                          GDH Co., Ltd.
                          Representative Director Ishikawa Shinichiro

                    "C"   5-16-3 Nakacho, Setagaya-ku, Tokyo
                          Amuse Soft Entertainment Co., Ltd.
                          Representative Director/President Miyashita Masayuki

                    "D"   4-3-12 Doranomon, Minato-ku, Tokyo
                          TV Tokyo Medianet Co., Ltd.
                          Representative Director/President Kanazawa Ryu Ichiro

                    "E"   235 Guro-dong Guro-gu, Seoul, Korea
                          GNG Entertainment Inc.
                          Representative Director Jeong Geug Po